                            SCHEDULE 14A INFORMATION


                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /    Preliminary Proxy Statement
    / /    Confidential, for Use of the Commission Only (as permitted by Rule
             14a-6(e)(2))
    /X/    Definitive Proxy Statement
    / /    Definitive Additional Materials
    / /    Soliciting  Material  Pursuant  to  Section  240.14a-11(c)  or
               Section 240.14a-12

                          SCIOS INC
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(1)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                                     [LOGO]


                                   Scios Inc.
                              2450 Bayshore Parkway
                         Mountain View, California 94043

                                   ----------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              Tuesday, May 13, 1997
                                   10:00 a.m.
                                   ----------

To the Stockholders:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Scios Inc., a Delaware corporation (the "Company"), will be held at the Company's principal executive offices, 2450 Bayshore Parkway, Mountain View, California 94043, at 10:00 a.m. on Tuesday, May 13, 1997, to consider and act upon the following matters:

         (1)      To elect directors of the Company.

         (2)      To approve amendments to the Company's 1992 Equity Incentive
                  Plan.

         (3) To ratify the selection of Coopers & Lybrand L.L.P. as the Company's independent auditors for fiscal 1997.

         (4)      To  act  upon  such  other  matters,   including   stockholder
                  proposals, that may properly come before the meeting or any adjournment or postponement of the meeting.

         Only stockholders of record at the close of business on March 17, 1997 will be entitled to notice of and to vote at this meeting and any adjournment or postponement thereof.

                                     By Order of the Board of Directors

                                     JOHN H. NEWMAN
                                     Secretary


Mountain View, California
March 31, 1997

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THIS MEETING,
PLEASE MARK,  DATE AND SIGN THE  ENCLOSED  PROXY  AND MAIL IT  PROMPTLY
IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                   Scios Inc.
                              2450 Bayshore Parkway
                         Mountain View, California 94043
                                   ----------

                                 Proxy Statement
                         Annual Meeting of Stockholders
                                  May 13, 1997


General

         This Proxy Statement is solicited on behalf of the Board of Directors of Scios Inc., a Delaware corporation (the "Company" or "Scios"), for use at its Annual Meeting of Stockholders to be held at the Company's principal executive offices, 2450 Bayshore Parkway, Mountain View, California 94043, at 10:00 a.m. on Tuesday, May 13, 1997, and at any adjournment or postponement of that meeting. The approximate mailing date for this Proxy Statement and the enclosed proxy is March 31, 1997.

         The Board of Directors has fixed the close of business on March 17, 1997 as the record date for the determination of stockholders entitled to vote at the Annual Meeting. At that time, there were 35,833,923 shares of Common Stock issued and outstanding. In addition, there were 12,632 shares of Nonvoting Series A Preferred Stock issued and outstanding.

Voting

         Each share of Common Stock issued and outstanding on the record date is entitled to one vote. The Nonvoting Series A Preferred Stock is not entitled to vote. The proxy holders will vote all proxies in accordance with the instructions contained in the proxy and, if no choice is specified, the proxy holders will vote in favor of the proposals to elect directors, to approve the amendment of the Company's 1992 Equity Incentive Plan and to ratify the selection of auditors, and against the stockholder proposals. An automated system administered by the Company's transfer agent tabulates the votes. The presence at the Annual Meeting in person or by proxy of a majority of the shares outstanding as of the record date will constitute a quorum. For quorum purposes, abstentions and broker non-votes are each included in the determination of the number of shares present and voting. Each matter is tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for any purpose in determining whether a proposal has been approved.

Revocability of Proxies

         Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke it at any time before its exercise. It may be revoked by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date. It also may be revoked by attendance at the meeting and election to vote in person. Attendance at the meeting will not itself revoke a proxy.

Solicitation

         The Company will bear the entire cost of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy and any additional material which may be furnished to stockholders by the Company. Copies of solicitation material will be furnished without charge to brokerage houses, fiduciaries and custodians to forward to beneficial owners of stock held in their names. The solicitation of proxies will be made by the use of the mails and through direct communication with certain stockholders or their representatives by officers, directors and employees of the Company, who will receive no additional compensation therefor. In addition, the Company may determine to engage D.F. King & Co., Inc. or another proxy solicitor to solicit proxies and, if it does so, the Company will pay the standard fee for these services, which is estimated to be approximately $6,000.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

         A Board of seven (7) Directors will be elected at the Annual Meeting. The term of office of each person elected as a Director will continue until the next Annual Meeting or until a successor has been elected. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the seven nominees of the Board of Directors named below, all of whom are presently Directors of the Company. The candidates receiving a plurality of the votes of the shares present in person or by proxy at the meeting and entitled to vote will be elected. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. If any nominee for any reason is unable or declines to serve, the proxies will be voted for any substitute nominee who shall be designated by the present Board of Directors to fill the vacancy. Stockholders who desire to nominate persons for election to the Board must comply with the advance notice procedures specified in the Company's Bylaws.

         The  following  is  information   regarding  the  nominees,   including
information furnished by them as to their principal occupation for the preceding five-year period, certain directorships and their ages as of March 17, 1997.

                                                                Director
         Name                               Age                  Since
         ----                               ---                  -----

         Samuel H. Armacost                 57                   1995
         Richard L. Casey                   50                   1987
         Myron Du Bain                      73                   1989
         Robert W. Schrier, M.D.            61                   1988
         Solomon H. Snyder, M.D.            58                   1992
         Burton E. Sobel, M.D.              59                   1996
         Eugene L. Step                     68                   1993

     Mr. Armacost was elected to the Company's Board of Directors in August 1995. Mr. Armacost is a Principal of Weiss, Peck & Greer, L.L.C. Previously, he served as Managing Director of Merrill Lynch Capital Markets and was President, Director and Chief Executive Officer of BankAmerica Corporation. Mr. Armacost is also a member of the Board of Directors of Chevron Corporation, The Failure Group, Inc. and SRI International. In addition, Mr. Armacost is on the board of the James Irvine Foundation and the Advisory Board of the California Academy of Sciences, and he is a member of The Business Council.

         Mr. Casey is Chairman of the Board, President and Chief Executive Officer of Scios Inc. He joined Scios in December 1987 and has served as a Director since that time. From early 1985 to 1987, he was with ALZA Corporation as Executive Vice President and President of ALZA Pharmaceuticals. From 1976 to 1985 he worked for Syntex Corporation, in various positions including director of marketing research, director of sales, vice president and general manager of Syntex Medical Diagnostics. Mr. Casey began his career in pharmaceuticals as a sales representative for Eli Lilly and Company. From 1968 to 1970, Mr. Casey served in the U.S. Peace Corps in Ethiopia. Mr. Casey serves on the boards of Guilford Pharmaceuticals Inc., an affiliated publicly-held development-stage neuroscience company located in Baltimore, Maryland; VIVUS, Inc., a publicly-held medical devices company located in Menlo Park, California; and Karo Bio AB, an affiliated privately-held Swedish biotechnology company.

         Mr. Du Bain was elected a Director of Scios in June 1989. He was Chairman of the Board of Directors of SRI International until his retirement in 1989. Prior to that, he was President and Chief Executive Officer of Amfac, Inc., a diversified industry company, Chairman, President and Chief Executive Officer of Fireman's Fund Corporation and Vice Chairman of American Express Company. He is a member of the board of directors of SRI International and Wells Fargo Bank.

         Dr. Schrier was elected a Director of Scios in August 1988. He has been Professor and Chairman, Department of Medicine, University of Colorado School of Medicine, since 1976. He has held numerous positions in professional societies, including President of the National Kidney Foundation, President of the American Society of Nephrology, President of the Association of American Physicians, and President of the International Society of Nephrology. He received the Pasteur Award from the University of Strasbourg; the John Phillips Award from the American College of Physicians; the David Hume Award from the National Kidney Foundation; the Mayo Soley Award from the Western Society of Clinical Investigation; and honorary degrees from the University of Colorado and DePauw University. He has also served on the editorial boards of numerous professional publications, has authored over 600 scientific articles and has edited numerous medical texts and reference books. He is a member of the Institute of Medicine of the National Academy of Sciences.

     Dr. Snyder was elected a Director in September 1992. Dr. Snyder is Director of the Department of Neuroscience and Distinguished Service Professor of Neuroscience, Pharmacology and Molecular Sciences and Psychiatry at The Johns Hopkins University, and has been a member of the faculty there since 1966. Dr. Snyder received the Albert Lasker Award for Basic Biomedical Research and Honorary Doctor of Science degrees from Northwestern University, Georgetown University and Ben Gurion University. Dr. Snyder received the Wolfe Award in Medicine from the government of Israel for research relating to receptors. Dr. Snyder is a member of the National Academy of Sciences and a Fellow of the American Academy of Arts and Sciences. Dr. Snyder is also the author of numerous articles and several books. Dr. Snyder is a founder and a director of Guilford Pharmaceuticals Inc.

     Dr.  Sobel  was  elected  a  Director  in  February   1996.  Dr.  Sobel  is
Physician-in-Chief, E.L. Amidon Professor and Chair of the Department of Medicine at The University of Vermont College of Medicine. Previously, Dr. Sobel was Professor of Medicine at Barnes Hospital, Washington University and Director of its Cardiovascular Division. Dr. Sobel has been a consultant to and served on scientific advisory boards of several pharmaceutical and biotechnology companies. Dr. Sobel has been the recipient of numerous awards, including the American Heart Association's James B. Herrick Award and its Scientific Council's Distinguished Achievement Award, as well as the American College of Cardiology's Distinguished Scientist award. Dr. Sobel has been the editor of Circulation and, since 1989, has served as editor of Coronary Artery Disease. His memberships and fellowships include the American College of Physicians, Royal Society of Medicine, American Heart Association and American College of Cardiology.

     Mr. Step was elected a Director in February 1993. From May 1956 until he retired in December 1992, Mr. Step was employed by Eli Lilly and Company, most recently as Executive Vice President, President of the Pharmaceutical Division, where he was responsible for U.S. pharmaceutical operations and for the operations of Eli Lilly International. In addition, Mr. Step served on Eli Lilly's board of directors and executive committee. Mr. Step was chairman of the board of directors of the Pharmaceutical Manufacturers Association and president of the International Federation of Pharmaceutical Manufacturers Associations. He is a member of the board of directors of Cell Genesys Inc., Guidant Corporation, Medco Research Inc. and Pathogenesis Corporation.

                  INFORMATION ABOUT THE BOARD OF DIRECTORS AND
                             COMMITTEES OF THE BOARD

         Compensation of Directors -- Standard Arrangements

         Fees. Directors who are not otherwise employed by the Company receive an annual retainer of $12,000 and an additional fee of $1,000 for attendance at each meeting of the Board of Directors, and $500 for attendance at each committee meeting not occurring within 24 hours of a Board meeting. In the fiscal year ended December 31, 1996, the aggregate compensation paid to eligible non-employee Directors (8 individuals) under standard arrangements was $102,000. This amount includes payments to William F. Miller and Donald E. O'Neill, who served as Directors of the Company until May 1996. Directors are also eligible for reimbursement of expenses incurred in connection with attendance at Board meetings in accordance with Company policy.

         Stock Options. Upon election to the Board, each non-employee Director is automatically granted an option to purchase 20,000 shares of Common Stock. These options are currently granted under the Company's 1992 Equity Incentive Plan (the "Equity Plan"), which contains provisions for automatic grants to non-employee Directors. Prior to its expiration on June 30, 1994, option grants to Directors were also made under the Company's 1989 Non-Employee Director Stock Option Plan. These plans were approved by the Company's stockholders in May 1992 and May 1990, respectively. Only non-employee Directors of the Company are eligible to receive options under the applicable provisions of the Equity Plan, and Mr. Armacost, Mr. Du Bain, Dr. Schrier, Dr. Sobel and Mr. Step have each received option grants. Dr. Snyder voluntarily declined to accept the grants to which he was entitled upon his elections to the Board in September 1992 in connection with the merger of Nova Pharmaceutical Corporation into the Company. See "Proposal 2, Approval of Amendment of 1992 Equity Incentive Plan - Terms of Non-Employee Director Options".

     Board of Directors. During fiscal 1996, there were five meetings of the Board of Directors.

     Audit  Committee.  The  Audit  Committee  consists  of  three  non-employee
Directors: Mr. Step (Chairman), Mr. Armacost and Dr. Sobel. The Audit Committee met four times in fiscal 1996. Among the committee's functions are recommending engagement of the Company's independent auditors, approving services performed by such auditors, and reviewing and evaluating the Company's accounting systems and its system of internal accounting controls.

     Compensation Committee. The Compensation Committee consists of three non-employee Directors: Mr. Armacost (Chairman), Mr. Du Bain and Mr. Step. Mr. The committee met five times during fiscal 1996. Among the committee's functions are establishing the Company's compensation programs for all employees, fixing the compensation levels of executive officers of the Company, and administering and making awards under the Company's incentive programs.

         Nominating Committee. The Nominating Committee consists of three non-employee Directors: Mr. Du Bain (Chairman), Dr. Schrier and Dr. Snyder. The committee met one time in fiscal 1996. Among the committee's functions are recommending nominees to serve on the Board of Directors, recommending size and composition of the Board based on studies conducted by the committee, making recommendations to the Board regarding stockholders' comments as to composition of the Board, making recommendations concerning membership of Board committees and Board and committee fees, and consulting with the Board of Directors and management to determine criteria for nominations. The Nominating Committee will consider nominees recommended by stockholders. Any such recommendations, together with the nominee's qualifications and consent to being considered as a nominee, should be sent to the Secretary of the Company no later than November 30, 1997 in order to be considered for election at the 1998 Annual Meeting of Stockholders.

         In fiscal 1996, all Directors attended at least 75% of the meetings of the Board and all committees of the Board of which they were members.

           SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

                              Beneficial Ownership

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock at March 17, 1997 by (i) all persons known by the Company to be beneficial owners of more than 5% of its Common Stock, (ii) each Director, (iii) each of the executive officers named in the Summary Compensation Table included herein and (iv) all Directors and executive officers of the Company as a group.


                                                  Beneficial Ownership(1)
                                               ------------------------------
                                               Beneficially      Approximate
Officers, Directors &                             Owned            Percent
5% Stockholders                                 Shares (2)         of Class
----------------------------------------------------------------------------

State of Wisconsin Investment Board            2,009,100 (3)       5.6%
P. O. Box 78432
Madison, WI 53707

Samuel H. Armacost                                17,000            *
Richard L. Casey                                 534,760 (4)       1.5%
Myron Du Bain                                     40,500 (4)        *
Robert W. Schrier, M.D.                           15,800            *
Solomon H. Snyder, M.D.                           10,000            *
Burton E. Sobel, M.D.                              5,000            *
Eugene L. Step                                    18,000            *

Elliott B. Grossbard, M.D.                       170,616            *
John A. Lewicki, Ph.D.                           172,567            *
John H. Newman                                   181,118 (4)        *
Armin H. Ramel, Ph.D.                             66,142            *

All officers and directors as a
  group (13 persons)                           1,274,668 (4)        3.5%

----------

* less than 1%

(1) Unless otherwise indicated below and subject to community property laws, each stockholder has sole voting and investment power with respect to the shares beneficially owned.

(2) For Mr. Armacost, Mr. Casey, Mr. Du Bain, Dr. Schrier, Dr. Sobel, Mr. Step, Dr. Grossbard, Dr. Lewicki, Mr. Newman and Dr. Ramel, and all officers and directors as a group, includes 7,000, 500,000; 20,500; 15,500; 5,000;
     17,000;   168,332;   156,666;   121,833;   64,554;  and  1,113,050  shares,
     respectively, issuable upon exercise of outstanding options exercisable within sixty days of March 17, 1997.

(3)  Information  is as of  December  31,  1996 as  provided  by the  holder  on
     Schedule 13G filed with the Securities and Exchange Commission.

(4) With respect to Mr. Casey, includes 8,737 shares held in a trust for the benefit of Mr. Casey's children, of which Mr. Casey and his wife are trustees. With respect to Mr. Du Bain, includes 10,000 shares held in a revocable living trust for the benefit of Mr. Du Bain and his wife; Mr. Du Bain is a trustee of such trust. With respect to Mr. Newman, includes 7,000 shares held in his spouse's IRA account and 2,000 shares held in a trust for the benefit of Mr. Newman's children, of which Mr. Newman and his wife are trustees.

     The Company is not aware of any material proceeding to which any Director or executive officer of the Company or any associate of any such Director or executive officer is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

Compliance with Section 16(a) of the Exchange Act

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's Directors, executive officers and holders of more than ten percent (10%) of the Company's Common Stock ("10% Holders") to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and 10% Holders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         The Company believes that during the fiscal year ended December 31, 1996, its Directors, executive officers and 10% Holders complied with all
Section 16(a) filing requirements. In making this statement, the Company has relied upon the written representations of its Directors, executive officers and certain other reporting persons.

                             EXECUTIVE COMPENSATION

         The following table discloses compensation received by the Company's Chief Executive Officer and each of its four other most highly compensated executive officers at December 31, 1996 for the fiscal years ended December 31, 1996, 1995 and 1994.

                           SUMMARY COMPENSATION TABLE
                                                                           Long-Term
                                                                           Compensation
                                      Annual Compensation                  Awards
                             -------------------------------------         ------------

                                                                           Securities
Name                                                                       Underlying           All Other
and                                                                        Stock                Compen-
Principal                                 Salary         Bonus (1)         Options              sation (2)
Position                      Year          ($)            ($)              (#)                  ($)
--------                      ----        -------        -------           -------              ----

Richard L. Casey              1996        $400,000       $120,000          100,000              $3,000
  Chairman of the             1995        $400,000             --          120,000              $3,000
  Board, President            1994        $400,000       $104,000               --              $3,000
  and Chief Executive
  Officer

Elliott B. Grossbard, M.D.    1996        $218,500       $105,000 (3)        9,375              $3,000
  Vice President of           1995        $208,000        $60,577 (3)       39,000              $3,000
  Medical and                 1994        $208,000        $80,000 (3)           --              $3,000
  Regulatory Affairs

John A. Lewicki, Ph.D.        1996        $215,500        $40,000            6,250              $3,000
  Vice President              1995        $208,000        $24,904           39,000              $3,000
  of Research                 1994        $208,000        $40,000               --              $3,000

John H. Newman                1996        $185,500        $65,000            9,375              $3,000
  Vice President of           1995        $178,500        $24,425           39,000              $3,000
  Legal Affairs; General      1994        $178,500        $60,000               --              $3,000
   Counsel & Secretary

Armin H. Ramel, Ph.D.         1996        $202,000        $42,000            6,250              $3,000
  Vice President of           1995        $195,700        $20,084           37,000              $3,000
   Development                1994        $195,700        $35,000               --              $3,000

---------------
(1) Except as is further described in footnote 3 below, bonus amounts represent the value of awards under the Company's Employee Incentive Plan. Awards to executive officers under this plan are determined annually by the Compensation Committee.

(2) Consists of Company matching contributions under the 401(k) Profit Sharing Plan and Trust, which was established in 1986. As of December 31, 1996, the Company made matching contributions of 100% of participant contributions, up to a maximum of $3,000 per participant per plan year. Employee contributions are at all times 100% vested. The Company's contributions vest based on years of service: 0% for less than one year; 25% for one but less than two years; 50% for two but less than three years; and 100% for three or more years. Federal tax laws impose an overall limit on the amount that may be contributed by participants each year under 401(k) plans.

(3) Dr. Grossbard's bonuses for 1996, 1995 and 1994 include forgiveness of $30,000, $25,000 and $25,000, respectively, in each year under a loan made to him at the time he joined the Company.


                       STOCK OPTION GRANTS AND EXERCISES

      In the Company's efforts to recruit the best available talent in a competitive labor market, the Company grants stock options to provide equity incentives. The Company has granted stock options under the 1983 Incentive Stock Option Plan (expired by its terms on March 5, 1993), the 1986 Supplemental Stock Option Plan (expired by its terms on January 16, 1996), the 1989 Non-Employee Director Stock Option Plan (expired by its terms on June 30, 1994), the Equity Plan and the 1996 Non-Officer Stock Option Plan.

      The following table provides information on stock options held by the executive officers named in the Summary Compensation Table, including information as to grants and exercises for the fiscal year ended December 31, 1996.



                        Option Grants in Last Fiscal Year

                                                                              Potential Realizable Value at
                                                                              Assumed Annual Rates of Stock
                                  Individual Grants                           Price Appreciation for Option Term
---------------------------------------------------------------------------   ----------------------------------
                  No. of           % of
                  Securities       Total
                  Under-           Options
                  lying            Granted to       Exercise
                  Options          Employees        or Base      Expira-
                  Granted (1)      in Fiscal        Price        tion
Name                (#)            Year             ($/Sh)       Date          0%($)        5%($)          10%($)
----              --------         ---------        --------     --------      -----        -----          ------

R. Casey          36,000            5.93%           $4.56        01/11/06       0           $103,260       $261,661
                  64,000           10.54%           $5.44        02/04/06       0           $218,780       $554,387

E. Grossbard       9,375            1.54%           $5.44        02/04/06       0           $ 32,048       $ 81,208

J. Lewicki         6,250            1.03%           $5.44        02/04/06       0           $ 21,365       $ 54,139

J. Newman          9,375            1.54%           $5.44        02/04/06       0           $ 32,048       $ 81,208

A. Ramel           6,250            1.03%           $5.44        02/04/06       0           $ 21,365       $ 54,139

---------

(1) These options vest in equal monthly installments commencing on January 1, 2000 and ending on December 31, 2000. See "Compensation Committee Report" for additional information on these stock options. Mr. Casey's grant of 36,000 shares was made under the 1986 Supplemental Stock Option Plan (which plan expired January 16, 1996); all other grants in this table were made pursuant to the 1992 Equity Incentive Plan.


                 Aggregated Option Exercises in Last Fiscal Year
                            and FY-End Option Values

                                                 Number of Securities Underlying              Value of Unexercised,
                      Shares                     Unexercised Options at FY-End             In-the-Money Options at FY-End
                   Acquired on       Value       -------------------------------      -----------------------------------------
Name               Exercise (#)   Realized ($)   Exercisable (#)   Unexercisable (#)  Exercisable (1)($)   Unexercisable (1)($)
----               ------------   ------------   ---------------   -----------------  ------------------   --------------------

R. Casey                0             0          480,000           280,000                  0              $101,812

E. Grossbard            0             0          160,000            68,375                  0                $6,592

J. Lewicki              0             0          156,000            65,250                  0                $4,395

J. Newman               0             0          124,500            60,375                  0                $6,592

A. Ramel                0             0           56,944            61,306            $889.75                $4,677

----------
(1) Based on the fair market value of the Company's Common Stock at December 31, 1996 ($6.14) minus the exercise price of the options.


                         COMPENSATION COMMITTEE REPORT (1)

         The Compensation Committee of the Board of Directors (the "Committee") is responsible for establishing the Company's compensation programs for all employees, including executives. For executive officers, the Committee evaluates performance and determines compensation policies and levels. In 1996, the Committee was composed of Mr. Armacost, Mr. Du Bain and Mr. Step, none of whom were officers or employees of the Company.

Compensation Philosophy

         The goals of the compensation program are to align compensation with business objectives and performance, and to enable the Company to attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Company and to motivate them to enhance long-term stockholder value. Key elements of this philosophy are:

   - The Company pays competitively with leading biotechnology companies with which the Company competes for talent. To ensure that pay is competitive, the Company regularly compares its pay practices with these companies and sets its pay parameters based on this review.

   - The Company maintains annual incentive opportunities sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation to competitive levels.

   -     The  Company   provides   significant   equity-based   incentives  for
         executives and other key employees to ensure that they are motivated over the long term to respond to the Company's business challenges and opportunities as owners and not just as employees.

         The primary components of executive compensation are base salary, annual incentives and long-term equity incentives. Over the last four years, the Committee has not granted a salary increase to the CEO and has granted modest salary increases over the last two years to other executives. These actions reflect the Committee's intent to lower the relative percentage of fixed compensation (base salary) and increase the relative percentage of variable pay or pay based on performance (annual and long-term equity incentives).

         The Committee's objective in general is to set each component of executive compensation at the market average when compared to a group of leading companies in the biotechnology industry of comparable size who compete in the job market for individuals with the skills desired by the Company (the "comparator group"). The companies chosen for the comparator group used for compensation purposes include several of the companies which comprise the published industry index in the Performance Graph included in this Proxy Statement. Because the Committee believes that the Company's most direct competitors for executive talent are not necessarily all of the companies in the broad industry index, many smaller or earlier stage companies included in the index are not included in the comparator group.

--------
     1 Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate by reference future filings in whole or in part, including this Proxy Statement, neither this Report nor the Performance Graph in this Proxy Statement shall be incorporated by reference into any such filings.

         Base Salary. The Committee annually reviews each executive officer's base salary against the base salaries paid for similar positions by companies within the comparator group. A range of salary levels is established by this comparison centered on the 50th percentile salary in the comparator group for comparable positions. Within this range, the Committee subjectively considers individual factors, including individual performance, level of responsibility, prior experience, breadth of knowledge and competitive pay practices, as well as the extent to which the Company achieved its corporate objectives described in the section below entitled Annual Incentive. From year to year, the relative weighting of the individual components and the corporate performance component may differ from officer to officer, and can be expected to change over time in response to the Company's development stage and the evolution of the biotechnology industry. Actual base salaries in 1996 remained at the median level for the comparator group.

         Annual Incentive. The Employee Incentive Plan, an annual incentive award plan, is the variable pay program for officers and other employees of the Company to earn additional annual compensation. The actual incentive award earned depends on the extent to which Company and individual performance objectives are achieved. At the start of each year, the Committee and the full Board of Directors review and approve the annual performance objectives for the Company and individual officers. The Company objectives consist of operating, strategic and financial goals that are considered to be critical to the Company's fundamental long-term goal -- building stockholder value. For fiscal 1996, these objectives, listed in order of relative importance, were:

- completing the key development benchmarks for the Company's lead products - AURICULIN(R) anaritide, NATRECOR(R) hBNP and FIBLAST(R) trafermin - that had been identified for accomplishment in 1996

- securing commercial partners for certain of the Company's technologies and commercial operations

- financial performance related to the Company's cash utilization and expanding the sales and profits derived from the Company's commercial operations group, which markets certain products to psychiatrists and mental health clinics

- understanding, identifying and developing additional products from the Company's research pipeline as candidates for clinical testing

         After the end of the year, the Committee evaluates the degree to which the Company has met its objectives and, at the discretion of the Committee, establishes a total incentive award pool under the Employee Incentive Plan. Individual awards are determined by evaluating the Company's overall performance and by evaluating each participant's performance against objectives for the year. The incentive award pool is then allocated based on the assessment of each participant's contribution to achievement of corporate and individual objectives. Awards are paid in cash and distributions are made in the February following the performance year.

         In February, the Committee determined that the Company had achieved or exceeded almost all of its key corporate objectives for fiscal 1996 that are outlined above. The Committee concluded that the following goals were met or exceeded: patient enrollment targets in both the AURICULIN and NATRECOR clinical programs; advancing NATRECOR into Phase III trials; manufacture of the required qualification lots for both these products; extensive preparations for the NDA filings and inspections that would follow successful completion of clinical programs; assistance to Kaken Pharmaceutical Co., Ltd., the Company's FIBLAST licensee in Japan, in filing an NDA in Japan for wound healing; establishment of a major collaboration on FIBLAST with American Home Products Corporation for stroke and vascular disease; initiation and completion of the initial Phase II safety study of FIBLAST in stroke and initiation of clinical investigation of FIBLAST in peripheral vascular disease; securing for the commercial operations division an additional product (EFFEXOR(R) venlaflaxine HCl) to co-promote; and financial objectives, including the contribution from the commercial operations division and bettering cash utilization targets. The Committee determined that the Company had been only partially successful in achieving the 1996 goals of the research division. Based on the Company's performance, the Committee determined that the total incentive pool for participants in the Employee Incentive Plan would be 85% of the maximum possible pool. Based on its assessment of individual contribution to achievement of corporate and individual objectives, the Committee then determined the 1996 incentive award for each of the seven executives on the Company's corporate management committee.

         Long-Term Incentives. The Company's long-term incentive program for officers consists of the 1983 Incentive Stock Option Plan, (expired March 5,
1993), the 1986 Supplemental Stock Option Plan (expired January 16, 1996) and the 1992 Equity Incentive Plan. The option program utilizes vesting periods (generally four to five years) to encourage key employees to continue in the employ of the Company. Through option grants, executives receive significant equity incentives to build long-term stockholder value. Grants have been made at or above 100% of fair market value on the date of grant. Executives receive value from these grants only if the Company's Common Stock appreciates over the long term. The size of option grants is determined based on competitive practices at companies in the comparator group and the Company's philosophy of significantly linking executive compensation with stockholder interests. In addition, the Committee considers the terms and number of options previously awarded in determining the size of option grants.

         In 1992, the Committee granted stock options that vested over a five-year period ending December 31, 1997 to executives then employed by the Company. Executives who received grants in 1992 did not receive additional stock option grants until 1995. In 1995 and 1996, the Committee reviewed the equity incentives of executive officers and made additional grants in each year to remain competitive with the comparator group and maintain appropriate long-term incentives for key individuals. These grants will vest during 1997 through 2000. The Committee believes the approach of making grants that vest over an extended time period creates an appropriate focus on longer term objectives and promotes executive retention.

         Section 162(m) of the Internal Revenue Code limits the federal income tax deductibility of compensation paid to the Company's CEO and to each of the other four most highly compensated executive officers. The Company intends that the long-term incentive compensation paid to these executives will be deductible by the Company under Section 162(m). The proposed amendments to the 1992 Equity Incentive Plan are intended to meet the requirements of Section 162(m). If the proposed amendment to the Equity Plan is not approved, then there is a possibility that certain compensation will not be deductible by the Company for tax purposes. See "Proposal No.2, Approval of Amendment of 1992 Equity Incentive Plan."

Chief Executive Officer Compensation

         In the fall of 1992, the Committee retained Hewitt Associates (an international employee compensation and benefits consulting firm) to conduct a comprehensive review of the base salaries and incentive compensation of all continuing executive officers as compared to the comparator group. Following the Hewitt Associates review, the Committee set Mr. Casey's 1993 base annual salary at $400,000. This amount, in addition to the annual incentive provided by the Employee Incentive Plan, was estimated to provide an annual cash compensation level at the average of the comparator group. In setting this amount, the Committee took into account (i) its belief that Mr. Casey is one of the CEOs of leading biotechnology companies with significant and broad-based experience in the pharmaceutical industry, (ii) the scope of Mr. Casey's responsibility, especially following the merger with Nova Pharmaceutical Corporation, and (iii) the Board's confidence in Mr. Casey to lead the Company's continued development.

         For 1994 through 1997, the Committee elected to maintain Mr. Casey's base salary at $400,000, the same level as 1993. In doing so, the Committee has intended to increase the relative portion of Mr. Casey's total compensation that is variable pay, which is based on achievement of the corporate objectives annually established by the Board and on increases in the Company's stock price. See "Compensation Philosophy-Annual Incentive" above.

         In 1996, the Committee determined that Mr. Casey should receive an award of $120,000 (30% of his Base Salary) under the Employee Incentive Plan based on the Company's 1996 achievements against objectives and Mr. Casey's role in producing the 1996 results. In February 1996, the Committee determined that it would enhance Mr. Casey's incentive to build long-term stockholder value by granting Mr. Casey an option to purchase 100,000 shares of stock that will vest in the year 2000. At the time of this grant, the Committee determined that it would not make an additional grant to Mr. Casey during 1997.

Conclusion

         In summary, the Compensation Committee believes that, through the plans and actions described above, a significant portion of the Company's compensation program and, in particular, Mr. Casey's compensation are contingent on Company performance, and that realization of benefits is closely linked to achievement of key corporate objectives that will produce increases in long-term stockholder value. The Company remains committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of the Company's business may result in highly variable compensation for a particular time period. We will continue to monitor closely the effectiveness and appropriateness of each of the components of compensation to reflect changes in the Company's business environment.

                                  COMPENSATION COMMITTEE
                                  Samuel H. Armacost, Chairman
                                  Myron Du Bain
                                  Eugene L. Step


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         In 1996, Scios paid $33,932 in portfolio management fees to Weiss, Peck & Greer, L.L.P., an investment firm of which Mr. Armacost is a principal. Such fees were paid in the normal course of business.

                                PERFORMANCE GRAPH

         The rules of the Securities and Exchange Commission require that the Company include in this Proxy Statement a line-graph presentation comparing five-year stockholder returns on an indexed basis with the Nasdaq Stock Market (U.S.) and either a nationally recognized industry standard index or an index of peer companies selected by the Company. The Company has elected to use the Nasdaq Pharmaceutical Stocks Index for purpose of the performance comparison that appears below. The graph assumes the investment of $100 in the Company's Common Stock, the Nasdaq Stock Market (U.S.) and the Nasdaq Pharmaceutical Stocks Index on December 31, 1991. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                 Comparison of Five Year Cumulative Total Return
                Among Scios Inc., Nasdaq Stock Market (U.S.) and
                       Nasdaq Pharmaceutical Stocks Index

EDGAR representation of data points used in printed graphic

                           Scios        Nasdaq Stock Market    Nasdaq Pharm
                           -----        -------------------    ------------

            12/31/91       100.000           100.000             100.000
             1/31/92        92.222           105.847             104.360
             2/28/92        75.556           108.246              95.319
             3/31/92        66.111           103.137              86.573
             4/30/92        54.444            98.714              72.476
             5/29/92        62.222            99.996              75.173
             6/30/92        46.111            96.086              72.620
             7/31/92        45.000            99.490              76.552
             8/31/92        39.444            96.449              69.683
             9/30/92        36.111           100.034              68.385
            10/30/92        35.000           103.974              72.872
            11/30/92        48.333           112.247              84.050
            12/31/92        41.111           116.378              83.217
             1/29/93        33.889           119.691              77.348
             2/26/93        30.000           115.226              59.368
             3/31/93        31.111           118.561              59.903
             4/30/93        26.667           113.501              60.532
             5/28/93        26.667           120.281              63.012
             6/30/93        25.000           120.837              63.128
             7/30/93        25.556           120.980              61.317
             8/31/93        30.000           127.233              64.584
             9/30/93        33.333           131.022              68.440
            10/29/93        48.889           133.967              74.492
            11/30/93        46.111           129.972              72.857
            12/31/93        45.556           133.595              74.173
             1/31/94        41.667           137.650              76.428
             2/28/94        38.333           136.363              69.548
             3/31/94        32.778           127.976              60.497
             4/29/94        35.000           126.315              58.063
             5/31/94        29.722           126.624              57.279
             6/30/94        28.333           121.993              52.805
             7/29/94        28.333           124.495              54.403
             8/31/94        33.889           132.432              60.306
             9/30/94        30.000           132.094              59.474
            10/31/94        30.000           134.689              57.442
            11/30/94        26.667           130.221              57.695
            12/30/94        29.444           130.587              55.825
             1/31/95        34.444           131.318              58.916
             2/28/95        36.667           138.263              61.141
             3/31/95        33.889           142.360              60.267
             4/28/95        30.000           146.842              61.960
             5/31/95        15.833           150.628              62.741
             6/30/95        18.056           162.835              70.092
             7/31/95        18.889           174.804              76.127
             8/31/95        18.333           178.347              85.131
             9/29/95        18.333           182.448              87.581
            10/31/95        16.111           181.403              84.307
            11/30/95        17.222           185.662              88.537
            12/29/95        19.167           184.674             102.133
             1/31/96        23.889           185.587             111.004
             2/29/96        21.944           192.660             108.912
             3/29/96        20.278           193.300             106.282
             4/30/96        21.111           209.334             111.773
             5/31/96        32.500           218.945             115.557
             6/28/96        29.444           209.078             103.273
             7/31/96        25.000           190.458              92.030
             8/30/96        25.556           201.130              98.696
             9/30/96        27.500           216.524             105.600
            10/31/96        25.556           214.151             100.854
            11/29/96        25.556           227.423              99.361
            12/31/96        27.292           227.164             102.243


                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

     In 1993, the Company formed Guilford Pharmaceuticals Inc. ("Guilford"). Mr. Casey and Dr. Snyder are directors of Guilford. The Company currently owns approximately 10% of the outstanding stock of Guilford. In 1996, Guilford rented space from the Company, for which it paid $228,323.

         In November 1991, the Company made a commitment to loan up to $80,000 to Dr. Elliott B. Grossbard in connection with his joining the Company as Vice President of Medical and Regulatory Affairs. The commitment was made to permit Dr. Grossbard to purchase a residence. In June 1993, the Company loaned Dr. Grossbard $80,000, which loan bore interest at the annual rate of 3.72%. On each of May 31, 1994, 1995 and 1996, $25,000, $25,000 and $30,000 respectively, of principal and all interest were forgiven.

                                   PROPOSAL 2
               APPROVAL OF AMENDMENT OF 1992 EQUITY INCENTIVE PLAN

         In February 1992, the Board of Directors adopted, and the stockholders subsequently approved, the Company's 1992 Equity Incentive Plan (the "Equity Plan"). There were originally 2,500,000 shares of the Company's Common Stock authorized for issuance under the Equity Plan. In May 1992, the Board of Directors amended the Equity Plan and increased the number of shares reserved thereunder to 3,500,000 shares. Stockholders approved this increase in September 1992. Since that time, the Company has not sought an increase in the number of shares reserved under the Equity Plan. In February 1997, the Board reserved an additional 1,500,000 shares for issuance under the Equity Plan, extended the term of the Equity Plan to February 2, 2007 and adopted a 300,000 share per person per calendar year limit pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

         At March 17, 1997, options (net of canceled or expired options) covering an aggregate of 2,721,724 shares of the Company's Common Stock had been granted under the Equity Plan. At that date, 203,674 shares remained available for future grant out of the of the original 3,500,000 shares authorized under the Equity Plan in 1992. During the last fiscal year, under the Equity Plan, the Company has granted to all current executive officers as a group options to purchase 201,500 shares at exercise prices of $5.44 to $6.88 per share
(including the 95,250 shares granted under the Equity Plan to the named executive officers listed in the table entitled Option Grants in Last Fiscal
Year), to all employees as a group (excluding executive officers) options to purchase 350,409 shares at exercise prices of $5.44 to $6.13 per share, and to one eligible non-employee Director an option to purchase 20,000 shares at an exercise price of $5.85 per share.

         The Board amended the Equity Plan to increase the number of shares available in order to ensure that the Company can continue to grant stock options to employees at levels determined appropriate by the Board, and anticipates that this increase will be an adequate reserve for at least the next several years.

         Section 162(m) of the Code denies a deduction to any publicly-held corporation for certain compensation paid to specified employees in a taxable year to the extent that the compensation exceeds $1,000,000 for any covered employee. See "Federal Income Tax Information" below for a discussion of the application of Section 162(m). In light of the Section 162(m) requirements, the Equity Plan was amended to provide that no individual may be granted options to purchase more than 300,000 shares of Common Stock during any one fiscal year. Previously no such formal limitation was placed on the number of shares available for option grants to an individual during a fiscal year.

         Stockholders are requested in this Proposal to approve the additional 1,500,000 shares reserved under the Equity Plan, the extension of the Equity Plan's term and the adoption of the Section 162(m) limit. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the amendment of the Equity Plan.

                        THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2.

         The essential features of the Equity Plan are outlined below:

GENERAL

         The Equity Plan provides for the grant or issuance of incentive stock options, nonstatutory stock options, restricted stock purchase awards and stock bonuses to employees, directors and consultants. Incentive stock options granted under the Equity Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code. Nonstatutory (or supplemental) stock options granted under the Equity Plan are intended not to qualify as incentive stock options under the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of the various awards included in the Equity Plan.

PURPOSE

         The Equity Plan provides a means by which selected employees, directors and consultants to the Company, and its affiliates, may be given an opportunity to purchase Common Stock of the Company. The Company, by means of the Equity Plan, seeks to retain the services of persons who are now employees, directors or consultants to the Company or its affiliates, to secure and retain the services of new employees, directors and consultants, and to provide incentives for such persons to exert maximum efforts for the success of the Company and its affiliates.

FORMS OF BENEFIT

         The Equity Plan provides for incentive stock options, nonstatutory stock options, restricted stock purchase awards and stock bonuses (collectively "Stock Awards").

ADMINISTRATION

         The Equity Plan is administered by the Board unless and until the Board delegates administration to a committee composed of two (2) or more Board members, all of the members of which committee may be non-employee directors (as defined under the Exchange Act) and may also be, in the discretion of the Board, outside directors (as defined under the Code). If administration is delegated to a committee, such committee will have, in connection with the administration of the Equity Plan, the powers possessed by the Board, subject, however, to such resolutions, not inconsistent with the provisions of the Equity Plan, as may be adopted from time to time by the Board. The Board or the committee may delegate to a subcommittee of one or more members of the Board the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act and/or who are either (i) not then employees covered by Section 162(m) of the Code and are not expected to be covered by Section 162(m) of the Code at the time of recognition of income resulting from such Stock Award, or
(ii) not persons with respect to whom the Company wishes to avoid the application of Section 162(m) of the Code. The Board may abolish a committee or subcommittee at any time and revest in the Board the administration of the Equity Plan. The Board has delegated the administration of the Equity Plan to the Compensation Committee, each member of whom satisfied the requirements set forth above. References to the Board include any committee or subcommittee designated by the Board.

         The Board has the power to determine from time to time which of the persons eligible under the Equity Plan shall be granted awards, the type of awards to be granted, when and how each award shall be granted, to construe and interpret the Equity Plan and awards granted under it, and to establish, amend and revoke rules and regulations for its administration. Notwithstanding the foregoing, options granted to non-employee directors of the Company ("Non-Employee Directors Options") will be governed solely as set forth in "Terms of Non-Employee Director Options" below. The Board may correct any defect in the Equity Plan or in any award agreement to make the Equity Plan fully effective.

SHARES SUBJECT TO THE PLAN

         The Common Stock that may be sold pursuant to awards under the Equity Plan shall not exceed in the aggregate 5,000,000 shares of the Company's Common Stock, including the additional 1,500,000 shares for which stockholder approval is being sought. If any award expires or terminates, in whole or in part, without having been exercised in full, the stock not purchased under such award will revert to and again become available for issuance under the Equity Plan. The Common Stock subject to the Equity Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

ELIGIBILITY

         Incentive stock options may be granted only to employees. Nonstatutory stock options, restricted stock purchase awards and stock bonuses may be granted only to employees, directors or consultants.

         No person is eligible for the grant of an incentive stock option if, at the time of grant, such person owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company unless the exercise price of such option is at least one hundred ten percent (110%) of the fair market value of such Common Stock subject to the option at the date of grant and the option is not exercisable after the expiration of five (5) years from the date of grant, or in the case of a restricted stock purchase award, the purchase price is at least one hundred percent (100%) of the fair market value of Common Stock subject to the award at date of grant. No person shall be eligible to be granted Stock Awards covering more than three hundred thousand (300,000) shares of the Company's Common Stock in any calendar year.

TERMS OF STOCK AWARDS UNDER THE PLAN

         The following are the terms of Stock Awards under the Equity Plan other than options granted to non-employee directors. See "Terms of Non-Employee Director Options" below.

         Term and Termination. No option is exercisable after the expiration of ten (10) years from the date it was granted.

         In the event an optionee's continuous status as an employee, director or consultant is terminated, the optionee may exercise his or her option (to the extent that the optionee was entitled to exercise it at the time of termination) but only within the earlier of (i) the date three (3) months after the termination of the optionee's continuous status as an employee, director or consultant, or (ii) the expiration of the term of the option as set forth in the option agreement.

         An optionee's option agreement may also provide that if the exercise of the option following the termination of the optionee's continuous status as an employee, director, or consultant would result in liability under Section 16(b) of the Exchange Act, then the option shall terminate on the earlier of (i) the expiration of the term of the option set forth in the option agreement, or (ii) the tenth (10th) day after the last date on which such exercise would result in such liability under Section 16(b) of the Exchange Act. Finally, an optionee's option agreement may also provide that if the exercise of the option following the termination of the optionee's continuous status as an employee, director or consultant would be prohibited at any time solely because the issuance of shares would violate the registration requirements under the Securities Act of 1933, as amended, then the option shall terminate on the earlier of (i) the expiration of the term of the option as set forth in the immediately preceding paragraph, or
(ii) the expiration of a period of three (3) months after the termination of the optionee's continuous status as an employee, director or consultant during which the exercise of the option would not be in violation of such registration requirements.

         In the event an optionee's continuous status as an employee, director or consultant terminates as a result of the optionee's death or disability, the optionee (or such optionee's estate, heirs or beneficiaries) may exercise his or her option, but only within the period ending on the earlier of (i) twelve (12) months following such termination in the case of disability, eighteen (18) months in the case of death (or such longer or shorter period as specified in the option agreement) or (ii) the expiration of the term of the option as set forth in the option agreement.

         In the event a stock bonus or restricted stock recipient's continuous status as an employee, director or consultant terminates, the Company may repurchase or otherwise reacquire any or all of the shares of stock held by that person which have not vested as of the date of termination under the terms of the stock bonus or restricted stock purchase agreement between the Company and such person.

         Exercise/Purchase Price. The exercise price of each incentive stock option will not be less than one hundred percent (100%) of the fair market value of the Company's Common Stock on the date of grant. The exercise price of each nonstatutory stock option will not be less than eighty-five percent (85%) of the fair market value on the date of grant. The purchase price of restricted stock will not be less than eighty-five percent (85%) of the fair market value of the Company's Common Stock on the date such award is made. Stock bonuses may be awarded in consideration for past services actually rendered to the Company or for its benefit.

         Consideration. The purchase price of stock acquired pursuant to a Stock Award is paid either in cash at the time of exercise or purchase, or (if determined by the Board at the time of grant for an option) by deferred payment or other arrangement or in any other form of legal consideration that may be acceptable to the Board. Additionally, in the case of an option (and in the discretion of the Board at the time of the grant of an option), by delivering to the Company previously acquired shares of Common Stock of the Company. In the case of any deferred payment arrangement, interest will be payable at least annually and will be charged at the minimum rate of interest necessary to avoid the treatment as interest of amounts that are not stated to be interest.

         Regulation T. In connection with the exercise of options under the Equity Plan, the Company's regular procedures may qualify for certain programs authorized by Regulation T promulgated by the Federal Reserve Board. If optionees elect to use such program, the Company intends to comply with the requirements of Regulation T.

         Transferability. An incentive stock option shall not be transferable except by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the person to whom the incentive stock option is granted only by such person. A stock bonus or restricted stock award shall not be transferable except by will or by the laws of descent and distribution or pursuant to a domestic relations order. A nonstatutory stock option shall be transferable only to the extent specifically provided for in the option agreement evidencing the nonstatutory stock option, provided that if the nonstatutory stock option agreement does not provide for transferability, then the option is not transferable except by will or by the laws of descent and distribution or pursuant to a domestic relations order. An award holder may designate a beneficiary who may exercise his or her award after death.

         Vesting. The total number of shares of stock subject to an option may, but need not, be allotted in periodic installments. The option agreement may provide that from time to time during each of such installment periods, the option may become exercisable ("vest") with respect to some or all of the shares allotted to that period, and may be exercised with respect to some or all of the shares allotted to such period and/or any prior period as to which the option became vested but was not fully exercised. The option agreement may also provide that an optionee may exercise an option prior to full vesting, provided that the Company may have a repurchase right with respect to any unvested shares.

         Restricted stock purchase awards and stock bonuses granted under the Equity Plan may be granted pursuant to a repurchase option in favor of the Company in accordance with a vesting schedule determined by the Board.

         Re-Load Options. The Board has the authority to include as part of any option a provision entitling the optionee to a further option (a "Re-Load Option") in the event the optionee exercises the original option by surrendering other shares of Common Stock to the Company. Any such Re-Load Option (i) shall be for a number of shares equal to the number of shares surrendered; (ii) shall have an expiration date which is the same as the expiration date of the original option; and (iii) shall have an exercise price equal to the fair market value of the Common Stock on the date of exercise of the original option (110% in the case of certain 10% stockholders if the Re-Load Option is an incentive stock option). No Re-Load Options have been granted, and it is not anticipated that any Re-Load Options will be granted in the near future.

TERMS OF NON-EMPLOYEE DIRECTOR OPTIONS

         Non-employee directors are only eligible for the grant of nonstatutory stock options under the Equity Plan. The granting and terms of such options are subject to the following special provisions of the Equity Plan. Except as described below, Non-Employee Director Options are subject to the same provisions of the Equity Plan applicable to other nonstatutory stock options.

     Automatic Grants. The Equity Plan provides for the automatic grants of options to purchase shares of Common Stock of the Company to non-employee directors. Pursuant to the terms of the Equity Plan:

                  1. Each person who is elected for the first time to be a non-employee director shall, upon the date of his initial election by the Board or stockholders, automatically be granted an option to purchase 20,000 shares of the Company's Common Stock on such date.

                  2. Each non-employee director who serves on the Board on the final vesting date of an option that was automatically granted upon such person's election as a non-employee director shall automatically be granted an option to purchase 10,000 shares of the Company's Common Stock on such date.

         Term. Non-Employee Director Options under the Equity Plan have a ten year term; however, each such option will terminate prior to the expiration date if the optionee's service as a non-employee director terminates. In that event, the Non-Employee Director Option will terminate twelve months following the date of termination of service, unless the termination of service is due to the optionee's death or disability, in which case the option will terminate on the earlier of the expiration date or eighteen months following the date of the optionee's death or disability. The term of a Non-Employee Director Option may be extended if exercise within the periods is prohibited for specified reasons.

         Exercise Price; Payment. The exercise price of each Non-Employee Director Option under the Equity Plan must be equal to the fair market value of the Company's Common Stock on the date of grant. Payment of the exercise price is due in full in cash at the time of exercise when the number of shares being purchased is less than 1,000 shares; when the number of shares being purchased is 1,000 or more shares, the optionee may elect to make payment under one of the following alternatives: (i) in cash at the time of exercise; (ii) payment by delivery of shares of the Company's Common Stock already owned by the optionee for at least six months; or (iii) payment by a combination of the methods specified above.

         Exercise. Non-Employee Director Options under the Equity Plan generally become exercisable in sixty equal monthly installments after the date of grant. However, an option granted to a person upon his election for the first time as a non-employee director will become exercisable as follows: 20% on the first anniversary of that director's election and the balance in equal monthly installments ever the next forty-eight months. Subject to the satisfaction of certain conditions, each option will be exercisable with respect to each installment on or after the date of vesting applicable to such installment.

ADJUSTMENTS UPON CHANGES IN STOCK

         If any change is made in the Common Stock subject to the Equity Plan, or subject to any Stock Award, without receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the class and maximum number of shares subject to the Equity Plan, the maximum annual award applicable under the Equity Plan and the class and number of shares and price per share of stock subject to outstanding Stock Awards will be appropriately adjusted.

         In the event of: (1) a dissolution or liquidation of the Company; (2) a merger or consolidation in which the Company is not the surviving corporation;
(3) a reverse merger in which the Company is the surviving corporation but the shares of the Company's Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (4) any other capital reorganization in which more than 50% of the shares of the Company entitled to vote are exchanged, then, at the sole discretion of the Board and to the extent permitted by applicable law: (i) any surviving corporation shall assume any Stock Awards outstanding under the Equity Plan or shall substitute similar Stock Awards for those outstanding under the Equity Plan, (ii) such Stock Awards shall continue in full force and effect, or (iii) any outstanding unexercised rights under any Stock Awards shall be terminated if not exercised prior to such event; provided, however, that with respect to Stock Awards then held by persons performing services for the Company or an affiliate the time during which such Stock Awards become vested or may be exercised shall be accelerated prior to such termination.

         In the event a change of control (as hereinafter defined) occurs at the Company and, within one (1) year of such change in control, (i) an optionee's employment with the Company or its affiliates is terminated other than for cause (as hereinafter defined), or (ii) a non-employee director's directorship with the Company is terminated by the Company or by the Non-Employee Director for any reason or for no reason, options held by such terminated employee or director may be exercised in full following such termination without regard to the vesting limitations to which such options are otherwise subject. For the purposes of the foregoing, a "change in control" shall have occurred if (1) any person (as defined in Section 13 of the Exchange Act) acquires shares, other than directly from the Company, and thereby becomes the owner of more than 30% of the Company's outstanding shares (on a fully diluted basis) or (2) the Company enters into a merger (other than one in connection with a voluntary change of corporate domicile or similar reorganization or recapitalization transaction) in which the stockholders of the Company (determined immediately prior to the merger) do not own at least 50% of the outstanding shares of the surviving entity after the merger. For purposes of the foregoing, a termination shall be deemed to have been made for "cause" in the event the optionee's employment is terminated for any of the following reasons: (A) the optionee's continued failure to substantially perform his duties with the Company or its affiliates, (B) the engaging by the optionee in gross misconduct materially and demonstrably injurious to the Company, its affiliates or their employees, (C) illicit drug use or habitual alcohol use, or (D) the commission by the optionee of any felony.

AMENDMENT OF THE PLAN

         The Board at any time, and from time to time, may amend the Equity Plan. However, no amendment shall be effective unless approved by the stockholders of the Company within twelve (12) months before or after the adoption of the amendment, where the amendment will increase the number of shares reserved for issuance under the Equity Plan, modify the requirements as to eligibility for participation or in any other way if such modification requires stockholder approval in order for the Equity Plan to satisfy the requirements of Section 422 of the Code or to comply with the requirements of Rule 16b-3 of the Exchange Act. The Board may in its sole discretion submit any other amendment to the Equity Plan for stockholder approval.

TERMINATION OR SUSPENSION OF THE PLAN

         The Board may suspend or terminate the Equity Plan at any time. The Equity Plan will terminate on February 2, 2007 if this proposal is approved by the stockholders. No Stock Awards may be granted under the Equity Plan while the Equity Plan is suspended or after it is terminated.

FEDERAL INCOME TAX INFORMATION

         Incentive Stock Options. Incentive stock options under the Equity Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

         There generally are no federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionee's alternative minimum tax liability, if any.

         If an optionee holds stock acquired through exercise of an incentive stock option for at least two (2) years from the date on which the option is granted and at least one (1) year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be long-term capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition, the optionee will realize taxable ordinary income equal to the lesser of (a) the excess of the stock's fair market value on the date of exercise over the exercise price, or (b) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year. Capital gains currently are generally subject to lower tax rates than ordinary income. The maximum long-term capital gains rate for federal income tax purposes is currently 28% while the maximum ordinary income rate is effectively 39.6% at the present time. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

         To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

     Nonstatutory Stock Options. Nonstatutory stock options granted under the Equity Plan generally have the following federal income tax consequences:

         There are no tax consequences to the optionee or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. With respect to employees, the Company is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Generally, the Company will be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

         Restricted Stock Purchase Awards and Stock Bonuses. Restricted stock purchase awards and stock bonuses granted under the Equity Plan generally have the following federal income tax consequences:

         Upon acquisition of the stock, the recipient normally will recognize taxable ordinary income equal to the excess of the stock's fair market value over the purchase price, if any. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the recipient elects to be taxed on receipt of the stock. With respect to employees, the Company is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Generally, the Company will be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

         Other Tax Consequences. The foregoing discussion is not a complete description of the federal income tax aspects of Stock Awards granted under the Equity Plan. In addition, administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Furthermore no information is given with respect to state or local taxes that may be applicable.

         Potential Limitation on Company Deductions. As part of the Omnibus Budget Reconciliation Act of 1993, the U.S. Congress amended the Code to add
Section 162(m) which denies a deduction to any publicly-held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to awards granted in the future under the Equity Plan, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

         Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to stock options will qualify as performance-based compensation, provided that the option is granted by a compensation committee comprised solely of "outside directors" and either: (i) the option plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the option is no less than the fair market value of the stock on the date of grant; or (ii) the option is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the option is approved by stockholders.

The Board of Directors unanimously recommends a vote FOR proposal 2.

                                   PROPOSAL 3
                      RATIFICATION OF INDEPENDENT AUDITORS

         Upon recommendation of the Audit Committee, the Board of Directors of the Company appointed Coopers & Lybrand L.L.P. to be the Company's independent auditors for the fiscal year ending December 31, 1997.

         Services provided to the Company and its subsidiaries by Coopers & Lybrand with respect to the fiscal year ended December 31, 1996 included examination of the Company's consolidated financial statements, limited reviews of quarterly reports, services related to filings with the SEC, and consultations concerning information systems and various tax matters.

         Coopers & Lybrand has audited the Company's financial statements annually since the Company's inception in 1982. Representatives of Coopers & Lybrand are expected to be present at the Annual Meeting. They do not expect to make a statement, but will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

         Stockholder ratification of the selection of Coopers & Lybrand as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Coopers & Lybrand to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify this selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its stockholders.

         Ratification of the selection of Coopers & Lybrand as the Company's independent auditors for fiscal year 1997 will require the affirmative vote of at least a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting.

The Board of Directors unanimously recommends a vote FOR Proposal 3.

                                   PROPOSAL 4
                              STOCKHOLDER PROPOSAL:
             Appointment of Committee to Seek Buyer for the Company

         The Company has received a proposal submitted by Stanley B. Price, 7 Neptune Drive, Mary Esther, Florida 32569, who has indicated that he is the beneficial owner of 4,500 shares of the Company's Common Stock. The Board of Directors disclaims any responsibility for the content of the proposal and the accompanying supporting statement, which are presented as received from the stockholder. The proposal is as follows:

                  "RESOLVED, that the stockholders of Scios Inc. (the `Company') hereby request that the Board of Directors of the Company (the `Board') take the steps necessary to appoint a special committee for the purpose of carrying out an exhaustive search for a buyer of the Company. The committee's activities would include but not be limited to: (i) soliciting, reviewing and negotiating offers to acquire the Company in [sic] terms that are fair and in the best interests of the Company's stockholders, and that maximize the value of the stockholders' investment in the Company, and (ii) providing the Company's stockholders with quarterly reports on the committee's progress."

Supporting Statement of Stockholder

         "I believe that there is significant inherent value in the Company that has been unrecognized by the Company's current management, and that the Board should take active measures to maximize the value of the stockholders' investment in the Company by seeking a buyer for the Company. I believe that the creation of a special committee to solicit offers for the Company would best accomplish this goal, and that a VOTE FOR THIS PROPOSAL would best serve the interests of stockholders."

Opposing Statement of the Board of Directors

         It is the  Board's  strong  belief that the  adoption of the  foregoing proposal is not in the best interests of the Company's stockholders and that, rather than maximizing stockholder value, its adoption would actually reduce stockholder value. In recommending a vote against the proposal, the Board recognizes that its inherent mandate is to maximize the value of the stockholders' investment.

         The  proposal   would   direct  the  Board  to  pursue  one   strategic
alternative: to put the Company up for sale. The Board believes that this proposal to put the Company "in play" without a strategic plan is inherently bad business. If the Board is forced to function under a stockholder-imposed mandate to sell the Company, the Board's ability to negotiate in confidence and from a position of strength will be seriously compromised. At the same time, the uncertainty about the Company's future would be likely to adversely impact business and operations as a result of the loss of potential and existing corporate partners, customers, vendors, key employees and others. This is likely to lead to unnecessary stock price volatility and seriously compromise day-to-day management of the Company. The Board believes that a forced sale, rather than adding value for stockholders, would actually decrease value for stockholders.

         A nearly identical proposal was submitted to stockholder vote at both the 1996 and 1994 annual meetings of stockholders. These proposals were defeated by a vote of approximately 87% of shares voting at the 1996 meeting and 83% of shares voting at the 1994 meeting. The Board believes that these earlier rejections by stockholders demonstrate that the overwhelming majority of stockholders are aligned with the Board in its assessment that this proposal is not in the best interest of stockholders. In addition, the Board believes that the current proposal is particularly ill-timed in view of the Company's expectation that it will be able to announce the results of its pivotal clinical trials for both AURICULIN(R) anaritide and NATRECOR(R) BNP later this year and that these results may have a major impact on stockholder value.

         The Board and the Company's management will continue to consider all opportunities for increasing stockholder value. Currently, six out of seven members of the Board are independent directors. The proposal is not clear as to why the Board as a whole cannot deal with such matters, as it now does. In summary, the Board and management believe that by dictating emphasis on a single course of action the proposal is counterproductive to stockholders' interests and, if approved, would serve only to inhibit the Board and management from pursuing their main objective: to maximize stockholder value.

The Board of Directors unanimously recommends a vote AGAINST Proposal 4.

                                   PROPOSAL 5
                              STOCKHOLDER PROPOSAL:
                        Independent Chairman of the Board

         This proposal was submitted by Don L. Jacks, P.O. Box 2557, Ft. Walton Beach, Florida 32549-2557, who has indicated that he is the beneficial owner of 1,000 shares of the Company's Common Stock. The Board of Directors disclaims any responsibility for the content of the proposal and the accompanying supporting statement, which are presented as received from the stockholder. The proposal is as follows:

                  "RESOLVED, that the stockholders of the Company recommend that the Board of Directors take appropriate steps to require that the Chairman of the Board be an `Independent Director.' For purposes hereof, `Independent Director' means a director who: (i) has not been employed by the Company as an executive within the last five years;
         (ii) is not, and is not affiliated with an entity that is an adviser or consultant to the Company [sic]; (iii) is not affiliated with a significant customer or supplier of the Company; (iv) has no personal services contracts with the Company; (v) is not affiliated with a not-for-profit entity that receives significant contributions from the Company; (vi) within the last five years, has not had any business relationship with the Company that the Company has been required to disclose publicly; (vii) is not employed by a public company at which an executive officer of the Company serves as a director; (viii) has not had a relationship described in (i) through (vii) above with any affiliate of the Company; and (ix) is not a member of the immediate family of any person described in (i) through (viii) above."

Supporting Statement of Stockholder

         "I submit this proposal for an independent Chairman of the Board in order to promote strong, objective leadership on the Board.

         A board of directors must formulate corporate policies and monitor management's implementation of those policies. The Chairman of the Board is responsible for leading the Board and helping to maintain the integrity of Board decision-making processes, including, among other things, setting agendas and presiding at Board meetings, and ensuring that directors are given adequate information. I strongly believe that the Chairman also should take a lead role in evaluating the performance of management. In my view, an independent Chairman would best perform this function and would serve the interests of stockholders, rather than the interests of incumbent management.

         The benefits of independent directors are generally well accepted. The New York Stock Exchange, for example, requires that at least two members of the board of a listed company, and all members of the company's audit committee, must meet the Exchange's standards of independence. The Investment Company Act of 1940 (the law that governs the activities of investment companies) also includes an independent director provision, generally requiring investment company boards to be comprised of at least 40 percent `disinterested' directors.

         I believe that a board of directors functions best when its Chairman is an independent director, and that a VOTE FOR THIS PROPOSAL will help provide the Board with the leadership necessary to address the needs of stockholders."

Opposing Statement of the Board of Directors

         Six of the seven members of the Board, including all members of all of the committees of the Board, are independent (non-management) directors. Each of the non-management directors is a full participant in the Company's major strategic and policy decisions. As a result, the independence necessary for effective Board oversight of management, which is the purpose of the proposal, already exists at Scios. With six of seven members being independent, the composition of the Board and its committees more than satisfies the independent director requirements under the rules cited by the proponent (to which the Company is not subject), as well as the rules of the National Association of Securities Dealers (with which the Company must comply). A recent study covering 435 companies in the S&P 500 reported that only seven of these companies (less than 2%) had an independent Chairman of the Board.

         The responsibilities of the Nominating, Audit and Compensation Committees of the Board are described earlier in this Proxy Statement. It is the opinion of the board that the key roles played by these committees in the functioning of the Board make a non-management Chairman unnecessary at Scios. The Compensation Committee determines executive compensation policies and evaluates the performance of the Chief Executive Officer and other executive officers. The Nominating Committee recommends director candidates to the full Board. The Audit Committee provides oversight on the Company's financial practices. The Chairman/CEO is not a member of any of these committees. The Board believes that no meaningful additional measure of independence would be provided by a non-management Chairman. There is no conflict of interest caused by the offices of the Chairman and CEO being held by one person.

         The Board's view is that it is unwise to impose the proposal's inflexible rule that under all possible circumstances and at all times the same person must never be both Chairman and CEO. In addition, the Board believes that it could cost the Company at least $75,000 per year to employ an independent Chairman, even on a part-time basis, and does not believe that the benefits suggested by the proponent justify this additional compensation expense. Finally, the Board believes that it is important to maintain the ability to respond to changing circumstances, rather than adopting the rigid mandate of this proposal.

     An identical proposal submitted to stockholder vote in 1994 was opposed by 86% of the shares eligible to vote.

The Board of Directors unanimously recommends a vote AGAINST Proposal 5.

                                   PROPOSAL 6
                              STOCKHOLDER PROPOSAL:
                         Shareholder Advisory Committee

         The Company has received a proposal submitted by Karl B. Didricksen, 8361 Calle del Cielo, La Jolla, California 92037, who has indicated that he is the beneficial owner of 1,000 shares of the Company's Common Stock. The Board of Directors disclaims any responsibility for the content of the proposal and the accompanying supporting statement, which are presented as received from the stockholder. The proposal is as follows:

                  "RESOLVED, that Scios Inc. shall have a shareholders advisory committee to advise the board of directors on the interests of shareholders. The board of directors shall ensure the formation and effective operation of this committee and shall give due consideration to such advice and proposals as shall be reported by this committee to the board. Members of the committee shall serve without costs to the company, except that the committee shall be reimbursed for normal travel and operating expenses. The committee shall be composed of at least five members and shall be reconstituted on an annual basis. The board shall establish appropriate procedures for selection of members, provided that (1) each member is a beneficial owner of at least 1,000 shares of the company's voting stock for the entire period of membership, (2) no member has any affiliation with the company other than as a shareholder. No member may serve more than two consecutive terms."

Supporting Statement of Stockholder

         "As a shareholder with long term investment objectives, I believe that the decisions of the board of directors should be made with due consideration of the view of shareholders. However, there is currently no organized forum through which shareholders can express those views. This proposal would establish an advisory committee and institutionalize a procedure for developing and communicating shareholder input. I believe that this structure will benefit the company by assuring that the board is aware of the perspective of shareholders as it makes its decisions. The shareholder advisory committee would have no authority to bind or act on behalf of the company. It would operate solely in an advisory capacity. Furthermore, this proposal will not restrict the ability of the board of directors to take whatever actions it deems best for the company. The committee structure merely creates a means to enable such actions to be with full consideration of the views of stockholders. By supporting my proposal, I believe shareholders will help ensure that the directors will be in a position to make decisions with a better understanding of the interests of shareholders."

Opposing Statement of the Board of Directors

         The Board is elected by all stockholders and is charged with ensuring that the business and affairs of the Company are managed for the benefit of all stockholders through the exercise of its business judgment. The views of the stockholders are carefully considered by the Board as it carries out its legal duty of care owed to all stockholders. The Company communicates to all stockholders on a regular basis and believes that the proposal would add unnecessary cost by duplicating existing management procedures for communicating with stockholders.

         The Board believes that the proposal, if adopted, would create an expensive, complex and inflexible structure. Among other things, it could compel the Company to engage in a complicated nomination process and to pay all expenses related to the undefined activities of the proposed committee. Furthermore, it is likely to be difficult to recruit stockholders willing to serve on the committee. At times it may be necessary to disclose to committee members information that has not yet been made public by the Company, which would make the members "insiders." As a result, they would not be able to conduct any transactions in Company stock until the information is made public. In addition, one or more of stockholders willing to serve could have special interests or motives contrary to the interests of the stockholders in general. Other stockholders, who, in the aggregate, may own a majority of the Company's stock, could be excluded altogether.

         The Board of Directors owes a duty to consider the welfare of all stockholders, and the Board believes the proposed committee will divert the
Board's attention from that task. More importantly, by duplicating the Board's existing efforts to communicate with and to consider the views of all of its stockholders, the Board believes the proposal, if enacted, would divert the attention of the Board from its primary task, which is to see that the business and affairs of the Company are run as effectively as possible. In summary, the Board strongly believes that the proposal, if enacted, could compromise existing stockholder communications procedures and waste the Company's human and financial resources for the benefit of only few select stockholders who might serve on the committee. The Board believes that stockholder communication committees have not been established by other companies because of the numerous issues implicit in their use and maintenance.

The Board of Directors unanimously recommends a vote AGAINST Proposal 6.

                                  OTHER MATTERS

         The Board of Directors does not know of other matters that may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise to act, in accordance with their judgment on such matters.

                   STOCKHOLDER PROPOSALS - 1998 ANNUAL MEETING

         Stockholders are entitled to present proposals for action at a forthcoming stockholder meeting if they comply with the requirements of the proxy rules. Proposals of stockholders that are intended to be presented at the Company's 1998 Annual Meeting of Stockholders must be received by the Company no later than November 30, 1997 in order to be included in the proxy statement and proxy relating to that meeting.

                                  By Order of the Board of Directors

                                  JOHN H. NEWMAN
                                  Secretary

March 31, 1997

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THIS MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR SHARES PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                                  DETACH HERE


                                   SCIOS INC.

              PROXY FOR ANNUAL MEETING OF STOCKHOLDERS MAY 13, 1997

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

P
R
O          The undersigned hereby appoints Richard L. Casey and John H. Newman,
X     or either of them, each with full power of substitution, as proxies
Y of the undersigned, to attend the Annual Meeting of Stockholders of Scios Inc., to be held at the offices of the Company, 2450 Bayshore Parkway, Mountain View, California, on May 13, 1997 at 10:00 a.m. and at any adjournment or postponement thereof, to vote the number of shares the undersigned would be entitled to vote if personally present, and to vote in their discretion upon any other business that may properly come before the meeting.

            THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND AGAINST PROPOSALS 4, 5 AND 6.

            Please sign, date and return this proxy in the envelope provided, which requires no postage if mailed in the United States.


                                                             ___________

                                                             SEE REVERSE
             CONTINUED AND TO BE SIGNED ON REVERSE SIDE         SIDE
                                                             ___________

                                 DETACH HERE

      PLEASE MARK
/ X / VOTES AS IN
      THIS EXAMPLE

-------------------------------------------------------------------------------
       The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.
--------------------------------------------------------------------------------
1. Election of Directors.
NOMINEES: Samuel H. Armacost, Richard L. Casey, Myron Du Bain, Robert W. Schrier, Burton E. Sobel, Solomon H. Snyder, Eugene L. Step

           FOR           WITHHELD                   MARK HERE
           / /             / /                      IF YOU PLAN
                                                    TO ATTEND
                                                    THE MEETING        / /
/ / __________________________________________
    For all nominees except as noted above
                                                    MARK HERE
                                                    FOR ADDRESS
                                                    CHANGE AND
                                                    NOTE BELOW         / /

2. To ratify and approve amendments to             FOR   AGAINST   ABSTAIN
   the Company's 1992 Equity Incentive Plan.       / /     / /        / /

3. To ratify the selection of Coopers &
   Lybrand LLP as the Company's independent        FOR    AGAINST   ABSTAIN
   auditors for fiscal 1997.                       / /      / /       / /

--------------------------------------------------------------------------------
                    The Board of Directors recommends a vote
                   AGAINST stockholder proposals 4, 5 and 6.
--------------------------------------------------------------------------------
4. Stockholder proposal to appoint                 FOR    AGAINST   ABSTAIN
   committee to seek buyer.                        / /      / /       / /

5. Stockholder proposal to require                 FOR    AGAINST   ABSTAIN
   independent chairman of the board.              / /      / /       / /

6. Stockholder proposal to form                    FOR    AGAINST   ABSTAIN
   shareholder advisory committee.                 / /      / /       / /


(Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.)



Signature:________________ Date:________ Signature:_________________ Date:_____